Exhibit 99.4
Pinnacle West Capital Corporation
Consolidated On-Going Earnings Outlook
Year Ending December 31, 2009
Key Factors and Assumptions
Key factors and assumptions affecting the consolidated on-going earnings outlook for 2009 include the following expectations:
•	Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors1) of approximately $1.865 billion to $1.885 billion assuming normal weather patterns for the remainder of the year;

•	Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of approximately $1.29 billion to $1.31 billion;

•	Interest expense, net of capitalized interest and allowance for equity funds used during construction, of approximately $200 million to $205 million;

•	Miscellaneous other items, net, of a negative $5 million to $10 million;

•	An effective income tax rate of approximately 38%; and

•	Exclusion of real estate segment results due to SunCor restructuring plan through which the Company plans to sell a substantial majority of the real estate assets.
Forward-Looking Statements
This document contains forward-looking statements regarding our 2009 earnings outlook, and Pinnacle West Capital Corporation assumes no obligation to update these statements, even if our internal estimates change, unless otherwise required by applicable securities laws. Please refer to the “Forward-Looking Statements” and the MD&A sections contained in our 3rd quarter 2009 Form 10-Q, as well as the “Risk Factors” section of our 2008 Form 10-K, all of which identify important factors that could cause actual results to differ materially from historical results or our current expectations.

[1]	Revenues and operating costs related to Renewable Energy Standard and similar regulatory programs estimated to be $94 million.